EXHIBIT 99.1
DIMON Incorporated Tel: 804 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
FOR IMMEDIATE RELEASE	Contact:	Ritchie L. Bond
(804) 791-6952
October 30, 2001
DIMON Announces Successful Refinancing Transactions Issues $200 Million of Ten-Year 9 5/8% Senior Notes Obtains Commitments for $165 Million Three-Year Syndicated Bank Credit Facility

Danville, VA - DIMON Incorporated (NYSE: DMN) today announced the successful issuance of $200 million of 9 5/8% Senior Notes due 2011. DIMON took advantage of strong demand to increase the size of the Senior Notes offering from the $175 million initially offered. Proceeds from the Senior Note issuance will be used to repay existing short-term indebtedness. Simultaneous with the completion of the Senior Note issuance, DIMON entered into derivative financial instruments to swap the entire $200 million notional amount to a floating interest rate based on LIBOR plus 4.11%, to be set six months in arrears.

DIMON also announced the pending completion of a new three-year $165 million syndicated bank credit facility. DIMON currently holds signed commitments for the entire $165 million facility from the syndicate lenders, and expects to close the transaction shortly. The new syndicated bank credit facility replaces an existing $250 million two-year facility.

Brian J. Harker, President and Chief Executive Officer, stated, "We are very pleased with the success of the Company's refinancing. DIMON's strong balance sheet and improving operating performance have enabled us to extend the average maturity of our debt portfolio from 3.2 years to 6.4 years, and significantly reduce our dependence on short-term uncommitted debt facilities. The refinancing is expected to provide strategic benefits to DIMON's future growth and capital structure flexibility. While the conversion of current to long-term debt will increase our effective cost of borrowing in at least the short term, the reduction to earnings for fiscal year 2002 is expected to be within the previously reported range of $0.04 to $0.06 per basic share."

The Senior Notes sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include currency and interest rate fluctuations and changes in seasonal working capital requirements. A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world's second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company's website at www.dimon.com.
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